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          Report of Independent Registered Public Accounting Firm
                Regulation AB Item 1122 Servicing Platform


Ameriquest Mortgage Company
1100 Town & Country Road
Orange, California 92868

AMC Mortgage Services, Inc.
1100 Town & Country Road
Orange, California 92868

We have examined management's assertion, included in the accompanying Certification Regarding Compliance with the Applicable Servicing Criteria (the "Management Certification"), that Ameriquest Mortgage Company and AMC Mortgage Services, Inc. (collectively the "Company"), wholly owned subsidiaries of ACC Capital Holdings Corporation, complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the residential mortgage loan servicing compliance platform (the "Regulation AB Item 1122 Servicing Platform"), as defined in the Management Certification, except for the instances of material noncompliance described therein, as of and for the year ended December 31, 2006, and except for criteria 1122(d)(1)(iii), 1122(d)(2)(iv) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the Regulation AB Item 1122 Servicing Platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Regulation AB 1122 Servicing Platform, testing of less than all of the servicing activities related to the Regulation AB 1122 Servicing Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the Securities and Exchange Commission Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by tile Company during the period covered by this report, Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria. Although the Company is responsible for




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assessing compliance with the servicing criteria 1122(d)(4)(vi), the Company determined there were no servicing criteria to be complied with.

As described in the Management Certification, for servicing criteria 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(vii), the Company has
engaged various vendors to perform certain activities required by these servicing criteria. The Company has determined that these vendors are not considered a "services" as defined in Item 11010) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable criteria to each vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for these vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

Our examination disclosed the following material noncompliance with servicing criteria applicable to the Company's Regulation AB Item 1122 Servicing Platform during the year ended December 31, 2006; 1122(d)(2)(vi) with respect to the safeguarding off unissued checks; and 1122(d)(4)(vii) with respect to the requirement of borrower's documentation in the loss mitigation and recovery process.

The information referring to remediation activities and other matters in the section Other Matters To Be Reported, as well as Appendix C, Items 2, 4, 6, and section Other Matters To Be Reported, of the Management's Certification is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management's assertion as described above, and accordingly, we express no opinion on it.

In our opinion, except for the material noncompliance described in the fourth paragraph, the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(vii) for which compliance is determined based on Interpretation
17.06 as described in the third paragraph, as of and for the year ended December 31, 2006 for the Regulation AB 1122 Servicing Platform.

As further described in the Management Certification, due to a programming error in their servicing system, the Company did not analyze on a timely basis as required in accordance with the servicing criterion 1122(d)(4)(x)(A) certain escrow accounts on the Regulation AB Item 1122 Servicing Platform which were due for annual escrow analysis in 2007.

             /s/   Ernst & Young LLP

March 26, 2007